Exhibit (l)(2)

Eversheds Sutherland (US) LLP

September 9, 2019

Stellus Capital Investment Corporation

4400 Post Oak Parkway, Suite 2200
Houston, TX 77027

Ladies and Gentlemen:

We have acted as counsel to Stellus Capital Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form N-2 (File No. 333-231111) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated June 21, 2019, which was included in Pre-Effective Amendment No. 1 to the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale from time to time of up to $50,000,000 in aggregate offering amount of shares of the Company’s Common Stock (the “Shares”), as described in the prospectus supplement, dated as of September 9, 2019, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to an at the market issuance sales agreement, dated as of September 9, 2019, by and among the Company, Stellus Capital Management, LLC (the “Adviser”), on the one hand, and Raymond James & Associates, Inc., on the other hand (the “Sales Agreement”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	the Articles of Amendment and Restatement of the Company, certified as of the date hereof by an officer of the Company (the “Articles”);

(ii)	the Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

Stellus Capital Investment Corporation

September 9, 2019

(iii)	a Certificate of Good Standing with respect to the Company, issued by the State Department of Assessments and Taxation of Maryland (“SDAT”) as of a recent date (the “Certificate of Good Standing”); and

(iv)	the resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization of the issuance, offer and sale of the Shares pursuant to the Registration Statement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Sales Agreement.  We have also relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion).  We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinion set forth below is limited to the General Corporation Laws of the State of Maryland, as in effect on the date hereof, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and nonassessable.

Stellus Capital Investment Corporation

September 9, 2019

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Registration Statement, to be filed with the Commission on the date hereof, and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP